EXHIBIT 99.1

Altair Nanotechnologies Reports Third Quarter 2010 Financial Results

RENO, Nev. – November 4, 2010 – Altair Nanotechnologies, Inc. (Altairnano) (Nasdaq: ALTI), a provider of advanced lithium-ion battery technologies and systems, today reported financial results for the third quarter ended September 30, 2010.

“In the third quarter we took a major step forward in securing our financial future.  In September, we entered into a Share Subscription Agreement with Canon Investment Holdings whereby they will invest $48.9 million into the company in return for a controlling interest.  We also signed a concurrent supply and license agreement with Zhuhai Yintong Energy Co. Ltd., a subsidiary of Canon, that provides access to the vast Chinese market,” said Dr. Terry Copeland, Altairnano’s president and CEO. “We are excited about the potential that the Canon and YTE relationship creates for both of our companies.”

Recent Highlights

▪
On September 20, 2010 we signed a Share Subscription Agreement and related documents with Canon Investment Holdings Ltd. whereby Canon has agreed to purchase newly issued shares of the Company’s common stock providing the Company with $48.9M in capital.  Upon closing, Canon will have a 51% ownership stake in the Company calculated on a fully diluted basis.

▪
On September 20, 2010 we signed a purchase and license agreement with Zhuhai Yintong Energy Co. Ltd. (YTE) pursuant to which YTE has agreed to purchase $6.6 million of product before the end of 2011.  On November 1, 2010, YTE placed a purchase order for the first $2.2 million of this contract and accelerated its delivery into the fourth quarter of this year.

▪	As a result of the Canon investment the At the Market financing vehicle with Thomas Weisel Partners was suspended.
▪	We began delivering battery modules under the long-term Proterra contract announced in our Q2 earnings release.
▪	We introduced an Altairnano battery applications kit that will enable prospective customers to experiment with our battery for use and applicability in their specific development efforts.
▪	Our Board of Directors made the decision to remain a Canadian corporation and not change our domestication to the State of Nevada.
▪	Our Board of Directors made the decision to execute a 4:1 reverse stock split at the close of business on November 15, 2010.

Financial Highlights for third quarter 2010 compared to third quarter 2009

▪	Revenue of $2.0 million compared to $1.7 million.
▪	Gross margin of $0.5 million compared to $1.1 million.
▪	Operating expenses of $5.8 million compared to $5.3 million.
▪	Net loss of $5.3 million compared to $3.3 million.
▪	Net cash burn of $0.7 million compared to $4.8 million.

For the quarter ended September 30, 2010, Altairnano reported revenues of $2.0 million, up from $1.7 million for the same period in 2009.  This increase is the result of higher battery product sales, contract and grant activity with the Office of Naval Research and the Department of Defense.  Gross margin was lower by $0.6 million primarily as a result of one-time royalty revenue of $0.8 million with no offsetting cost of goods sold for our Spectrum transaction during the third quarter of 2009.  Operating expenses increased $0.5 million to $5.8 million from $5.3 million in the third quarter of 2009 primarily as a result of higher R&D expense.  The net loss attributable to Altairnano was $5.3 million, or five cents per share, compared to a net loss of $3.3 million, or three cents per share, for the third quarter of 2009. In addition to the margin and operating expense drivers described above, our third quarter 2009 results also benefited from the $0.8 million gain on the sale of our Spectrum common stock.  The basic and diluted weighted average shares outstanding for the quarter were 107.2 million, compared to 105.1 million reported in the third quarter of 2009.

ALTAIR NANOTECHNOLOGIES REPORTS 2010 THIRD QUARTER FINANCIAL RESULTS

Altairnano’s cash and cash equivalents decreased by $0.7 million, from $8.2 million at June 30, 2010 to $7.5 million at September 30, 2010. This is primarily due to net cash used in operations of approximately $0.2 million, the bulk of which went to cover normal compensation and non-labor expenses, $0.2 million was for increased product inventories, offset by $1.8 million in decreased accounts receivable and an increase of $1.6 million in deferred revenue; investing activities primarily consisting of purchases of fixed assets of approximately $0.1 million; and financing activities of $(0.5) million that is comprised mainly of the costs associated with the forthcoming Canon investment.  Third quarter 2009 results reflected a net cash increase as a result of the $2.0 million sale of the Company’s available for sale securities (Spectrum common stock).

Altairnano’s third quarter net cash burn rate of about $0.2 million per month represents a significant improvement compared to the first half of 2010, but is a timing aberration rather than a fundamental change in the business.

“Because we have not yet reached the point of a stable, consistent baseline revenue stream, individual orders can have a magnified impact on our cash consumption”, added Copeland.  “For the first nine months of 2010 our net cash consumption averaged a little less than $1.2 million per month.”

Third Quarter 2010 Conference Call
Altairnano will hold a conference call to discuss its third quarter 2010 results on Thursday, November 4, 2010 at 11:00 a.m. Eastern Daylight Time (EDT). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 678-224-7719. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

An audio replay of the conference call will be available from 2:00 p.m. EDT, Thursday, November 4, until Midnight EDT, November 11, 2010. It can be accessed by dialing +1 706-645-9291 and entering conference number 19479525.

Additionally, the conference call and replay will be available online for 90 days, and can be accessed by visiting Altairnano's web site, www.altairnano.com.

About Altair Nanotechnologies, Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of fast response battery systems technology. Altairnano's Lithium-Titanate based battery systems are among the highest performing in the world, and are used primarily to provide frequency regulation and renewable integration in the areas of mass transit and stationary power. For more information please visit Altairnano at www.altairnano.com.

Additional Information

Altair filed with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement on October 20, 2010 in connection with the proposed common share issuance by Altair to Canon.  When completed, Altair intends to file a definitive proxy statement with the SEC and mail it to its shareholders.  Investors and stockholders of Altair are urged to read the proxy statement and any other relevant materials filed with the SEC, which will contain important information, when they become available. The proxy statement and the other relevant materials (when they become available), and any other documents filed by Altair with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, by going to www.altairannualmeeting.com or by contacting Altair’s Investor Relations department by email at ir@altairnano.com, by phone at 775-858-3750 or by mail at 204 Edison Way, Reno, Nevada, 89521.

ALTAIR NANOTECHNOLOGIES REPORTS 2010 THIRD QUARTER FINANCIAL RESULTS

Participants In The Solicitation

Altair and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Altair’s stockholders in connection with the proposed common share issuance by Altair to Canon. Information about Altair’s directors and executive officers is set forth in Altair’s proxy statement on Schedule 14A filed with the SEC on April 15, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the common share issuance will be included in the proxy statement and the other relevant documents that Altair has filed, and intends to file, with the SEC (when they become available).

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of any of the early-stage products of Altairnano will not be completed for technical, business or other reasons; that any products under development or in the early commercial stages will not perform as expected in future testing or commercial applications; that customers or prospective customers will not use or purchase products as represented to us or otherwise expected for various reasons, including a buyer’s purchasing of a competing product, absence of agreement over pricing or a buyer’s absence of capital to purchase products; that one or more of the joint development partners or customers may proceed slowly with, or abandon, development or commercialization efforts for any of various reasons, including concerns with the feasibility of the product or the financial viability of continuing with our products or their product; that sales of commercialized Altairnano products may not reach expected levels for one or more reasons, including the failure of end products to perform as expected or the introduction of a superior product; that costs associated with the proposed products may exceed revenues; that the financing transaction with Canon Investment Holdings will not as a result of the failure to obtain shareholder approval, the failure to obtain various governmental and regulatory approvals on a timely basis or at all, breaches of representations, warranties or covenants or the failure to satisfy other conditions precedent to closing; that synergies and strategic benefits anticipated from the transaction and relationship with Canon and YTE will not be realized as a result of technical, regulatory, corporate, market or other concerns; that any product orders described herein may be cancelled or delayed as permitted by governing documents or in breach of governing documents; and that delays in closing (or the failure to close); and that inability to raise capital in the interim, will create a critical cash shortage for Altair in the coming months and require the scaling back of operations or other measures. In addition, other risks are identified in Altairnano's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altairnano expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altairnano expectations or results or any change in events.

For Additional Information:

Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310-541-6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310-541-6824
therbert@cleantech-ir.com

Tables Follow

ALTAIR NANOTECHNOLOGIES REPORTS 2010 THIRD QUARTER FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$7,542	$18,122
Investment in available for sale securities	475	505
Accounts receivable, net	878	683
Product inventories	6,556	5,043
Prepaid expenses and other current assets	2,297	1,820
Total current assets	17,748	26,173

Investment in available for sale securities	2,484	2,587

Property, plant and equipment, net held and used	9,877	8,670

Property, plant and equipment, net held and not used	-	2,211

Patents, net	445	551

Other assets	-	125

Total Assets	$30,554	$40,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$3,624	$1,783
Accrued salaries and benefits	1,564	625
Accrued warranty	131	79
Accrued liabilities	433	447
Deferred Revenues	3,464	311
Current portion of long-term debt	332	810
Total current liabilities	9,548	4,055

Long-term debt, less current portion	23	37

Stockholders' equity
Common stock, no par value, unlimited shares authorized;
107,973,051 and 105,400,728 shares issued and
outstanding at June 30, 2010 and December 31, 2009	189,430	188,515
Additional paid in capital	11,725	10,933
Accumulated deficit	(178,477)	(162,204)
Accumulated other comprehensive loss	(1,695)	(1,560)
Total Altair Nanotechnologies, Inc.’s stockholders’ equity	20,983	35,684

Noncontrolling interest in Subsidiary	-	541
Total stockholders’ equity	20,983	36,225

Total Liabilities and Stockholders' Equity	$30,554	$40,317

ALTAIR NANOTECHNOLOGIES REPORTS 2010 THIRD QUARTER FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues
Product sales	$1,102	$409	$1,234	$479
License fees	-	750	-	750
Commercial collaborations	12	122	332	888
Contracts and grants	915	386	3,155	449
Total net revenues	2,029	1,667	4,721	2,566
Cost of Goods Sold
Product	764	171	823	519
Commercial collaborations	3	111	194	410
Contracts and grants	592	247	2,187	287
Warranty and inventory reserves	125	68	253	68
Total cost of goods sold	1,484	597	3,457	1,284
Gross profit	545	1,070	1,264	1,282

Operating expenses
Research and development	2,664	2,117	6,818	8,257
Sales and marketing	943	792	3,274	2,015
General and administrative	1,722	1,714	6,188	6,114
Depreciation and amortization	518	686	1,445	2,093
Total operating expenses	5,847	5,309	17,725	18,479
Loss from operations	(5,302)	(4,239)	(16,461)	(17,197)
Other income (expense)
Interest expense	(3)	(61)	(13)	(92)
Interest income	27	38	79	157
Realized loss on investment	-	868	-	850
Gain (loss) on foreign exchange	(3)	-	(2)	(2)
Total other income, net	21	845	64	913

Loss from continuing operations	(5,281)	(3,394)	(16,397)	(16,284)
Gain from discontinued operations	-	-	124	-
Net loss	(5,281)	(3,394)	(16,273)	(16,284)
Less: Net (gain) loss attributable to non-controlling interest	-	78	-	189
Net loss attributable to Altair Nanotechnologies, Inc.	(5,281)	(3,316)	(16,273)	(16,095)

Amounts attributable to Altair Nanotechnologies, Inc. Shareholders:
Loss from continuing operations	$(5,281)	$(3,316)	$(16,397)	$(16,095)
Gain from discontinued operations	-	-	124	-
Net Loss	$(5,281)	$(3,316)	$(16,273)	$(16,095)

Earnings per share attributable to Altair Nanotechnologies, Inc.
Loss from continuing operations - basic and diluted	$(0.05)	$(0.03)	$(0.15)	$(0.16)
Gain from discontinued operations – basic and diluted	-	-	-	-
Net loss	(0.05)	(0.03)	(0.15)	(0.16)
Weighted average shares - basic and diluted	107,202,213	105,089,234	105,858,364	98,521,157